Exhibit 4.34

Execution Version

SHARE SUBSCRIPTION AGREEMENT

Dated March 25, 2019

by and between

YIRENDAI LTD.

and

CREDITEASE HOLDINGS (CAYMAN) LIMITED

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	THE TRANSACTION		9
	2.1	Issuance of Shares; Execution of Transaction Documents	9
	2.2	Delivery of Financial Statements	9
3.	CLOSING; CLOSING DELIVERIES		10
	3.1	Closing	10
	3.2	Deliveries by Yirendai at the Closing	10
	3.3	Deliveries by CreditEase at the Closing	10
	3.4	Conditions to the Obligation of Yirendai to Effect the Closing	11
	3.5	Conditions to the Obligation of CreditEase to Effect the Closing	12
	3.6	Closing Consideration Adjustments	13
4.	REPRESENTATIONS AND WARRANTIES OF YIRENDAI		14
	4.1	Due Formation; Qualification	14
	4.2	Authorization; Enforceability	14
	4.3	Due Issuance	14
	4.4	Non-Contravention	14
	4.5	SEC Matters; Financial Statements	14
	4.6	Absence of Changes	15
	4.7	No Registration	15
	4.8	Brokers	15
	4.9	Representations and Warranties in Other Transaction Documents	15
	4.10	No Other Representations and Warranties	15
5.	REPRESENTATIONS AND WARRANTIES OF CREDITEASE		16
	5.1	Due Formation; Qualification	16
	5.2	Authorization; Enforceability	16
	5.3	Non-Contravention	16
	5.4	Consents and Approvals	17
	5.5	No Litigation	17
	5.6	Target Business	17
	5.7	Contributed Business Financial Statements	17
	5.8	Equity Transferred Pursuant to the Equity Transfer Documents	17
	5.9	Transferred Contracts	18
	5.10	Transferred Employees	18
	5.11	Transferred IP	18
	5.12	Transferred Lease	19
	5.13	Transferred Tangible Assets	19
	5.14	Legal Actions Regarding Contributed Assets	20
	5.15	Compliance with Law	20
	5.16	Sufficiency of Contributed Assets	20
	5.17	Tax Filings	20
	5.18	Control Documents	21
	5.19	Solvency	22
	5.20	Anti-Corruption Compliance	22

i

	5.21	Brokers	23
	5.22	Status; Purchase for Own Account	23
	5.23	Solicitation	23
	5.24	Restricted Securities	23
	5.25	Disclosure	23
	5.26	Representations and Warranties in Other Transaction Documents	23
	5.27	No Other Representations and Warranties	24
6.	COVENANTS; ADDITIONAL AGREEMENTS		24
	6.1	Further Assurances	24
	6.2	Notice of Developments	24
	6.3	Compliance with Transaction Documents	24
	6.4	Conduct of Business	24
	6.5	VIE Entity 2	25
	6.6	Post-Closing Assurance	25
	6.7	Transitional Services	25
	6.8	Continuous Transfer	25
	6.9	Taxes	25
	6.10	Release	25
	6.11	Confidentiality	26
7.	TERMINATION		27
	7.1	Termination	27
	7.2	Effects of Termination	27
8.	INDEMNITY		28
	8.1	Survival	28
	8.2	Indemnification	28
	8.3	Reliance	29
	8.4	Investigation	29
	8.5	Third Party Claims	29
	8.6	Direct Claims	30
	8.7	Materiality	31
	8.8	Limitation to Liability	31
9.	MISCELLANEOUS		32
	9.1	Governing Law	32
	9.2	Successors and Assigns	32
	9.3	Entire Agreement	32
	9.4	Notices	32
	9.5	Amendments	33
	9.6	Specific Performance	33
	9.7	Fees and Expenses	33
	9.8	Delays or Omissions; Waivers	33
	9.9	Interpretation	33
	9.10	Counterparts	34
	9.11	Severability	34
	9.12	Dispute Resolution	34

ii

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into on March 25, 2019 by and between Yirendai Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Yirendai”), and CreditEase Holdings (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands (“CreditEase” and, together with Yirendai, the “Parties”).

RECITALS

WHEREAS, Yirendai is a leading fintech company in China connecting investors and individual borrowers and the American Depositary Shares (“ADSs”) representing its Ordinary Shares (as defined below) are listed and traded on the New York Stock Exchange;

WHEREAS, CreditEase, being the parent company and controlling shareholder of Yirendai, desires to transfer or cause its controlled entities to contribute to the Yirendai Group (as defined below) the Target Business (as defined below) by way of equity transfer, asset and business transfer, and entry into the Control Documents (as defined below), as applicable;

WHEREAS, Yirendai desires to issue certain number of the Ordinary Shares of Yirendai to CreditEase, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      DEFINITIONS

In this Agreement, unless the context otherwise requires, the following words and expressions have the meanings as follows:

“ADSs” has the meaning set forth in the recitals.

“Affiliate” means, (i) with respect to a Person that is a natural person, such Person’s relatives and any other Person (other than natural persons) directly or indirectly Controlled by such Person, and (ii) with respect to a Person that is not a natural person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For the purposes of this definition, a “relative” of a Person means such Person’s spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent or the spouse of such Person’s child, grandchild, sibling, uncle, aunt, nephew or niece. For purposes of this Agreement, none of the Yirendai Group Companies shall be deemed to be an Affiliate of any CreditEase Group Company, and none of the CreditEase Group Companies shall be deemed to be an Affiliate of any Yirendai Group Company.

“Agreement” has the meaning set forth in the preamble.

“Amended Cooperation Framework Agreement” means the Amended and Restated Cooperation Framework Agreement, dated the date hereof, by and between Yirendai and CreditEase. The Amended Cooperation Framework Agreement amends and restates the Cooperation Framework Agreement, dated November 9, 2015, by and between Yirendai and CreditEase. The execution version of the Amended Cooperation Framework Agreement is attached hereto as Exhibit B.

“Amended Intellectual Property License Agreement” means the Amended and Restated Intellectual Property License Agreement, dated the date hereof, by and between Yirendai and CreditEase. The Amended Intellectual Property License Agreement amends and restates the Intellectual Property License Agreement, dated November 9, 2015, by and between Yirendai and CreditEase. The execution version of the Amended Intellectual Property License Agreement is attached hereto as Exhibit C.

“Amended Non-Competition Agreement” means the Amended and Restated Non-Competition Agreement, dated the date hereof, by and between Yirendai and CreditEase. The Amended Non-Competition Agreement amends and restates the Non-Competition Agreement, dated November 9, 2015, by and between Yirendai and CreditEase. The execution version of the Amended Non-Competition Agreement is attached hereto as Exhibit A.

“Amended Transitional Services Agreement” means the Transitional Services Agreement, dated the date hereof, by and between Yirendai and CreditEase. The Amended Transitional Services Agreement amends and restates the Transitional Services Agreement, dated November 9, 2015, by and between Yirendai and CreditEase. The execution version of the Transitional Services Agreement is attached hereto as Exhibit D.

“AMR” means the State Administration for Market Regulation of the PRC and its local divisions and branches, and their respective successor entities.

“Arbitration Notice” has the meaning set forth in Section 9.12.

“Asset Transfer Documents” means, collectively, a series of agreements pursuant to which certain assets, rights and obligations relating to the Target Business are transferred or to be transferred by certain CreditEase Group Companies to certain Yirendai Group Companies. The complete list of the Asset Transfer Documents is set forth in the column entitled “Document” in the table in Schedule I attached hereto, with the applicable CreditEase Group Companies and Yirendai Group Companies set forth in the columns entitled “CreditEase Group Companies” and “Yirendai Group Companies” in that table next to the name of each Asset Transfer Document. The specific assets, rights and obligations subject to each Asset Transfer Document are set forth in the column entitled “Certain Key Terms” next to the name of that Asset Transfer Document.

“Audited Contributed Business Financial Statements” means the audited combined financial statements (including balance sheet (the “Audited Balance Sheet”), income statement (the “Audited Income Statement”) and statement of cash flows) for the Contributed Assets, prepared in accordance with U.S. GAAP, as of December 31, 2018 and for the three years ended December 31, 2018, as applicable.

“Authorization” has the meaning set forth in Section 5.4.

“Base Subscription Shares” means 106,917,947 Ordinary Shares.

“Board” means the board of directors of Yirendai.

“Business Day” means a day (other than a Saturday or a Sunday) that the banks in New York, Hong Kong, the PRC, or the Cayman Islands are generally open for business.

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidential Information” has the meaning set forth in Section 6.10(a).

“Contracts” means legally binding contracts, agreements, engagements, purchase orders, commitments, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or any other contractual arrangements or obligations which are currently subsisting and not terminated or completed (with each of such Contracts being referred to as a “Contract”).

“Contributed Assets” or “Contributed Business” means all businesses, assets, liabilities, Intellectual Property, customer data, employees and Contracts transferred or contributed, or to be transferred or contributed, by the relevant CreditEase Group Companies to the Yirendai Group in accordance with the Specified Transaction Documents, including the Transferred Contracts, the Transferred Employees, the Transferred Tangible Assets, the Transferred IP, the Transferred Leases, and any other assets that are used for, and are necessary to carry out, the operation of the Target Business as currently operated or proposed.

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Documents” means (i) a series of agreements and instruments pursuant to which each VIE Entity and all of its respective Controlled Affiliates have become a part of and been consolidated into the Yirendai Group via a variable interest entity structure in accordance with U.S. GAAP, (ii) a Termination Agreement, dated March 25, 2019, terminating the arrangements pursuant to which the VIE Entity 1 and all of its Controlled Affiliates were controlled by and consolidated into the CreditEase Group prior to the date of such termination, and (iii) a Termination Agreement, dated March 25, 2019, terminating the arrangements pursuant to which VIE Entity 2 and all of its Controlled Affiliates were controlled by and consolidated into the CreditEase Group prior to the date of such termination. The complete list of the Control Documents is set forth in Schedule III attached hereto.

“CreditEase” has the meaning set forth in the preamble.

“CreditEase Group Companies” means, collectively, CreditEase and the Affiliates of CreditEase, other than (a) the Yirendai Group Companies and (b) Affiliates of CreditEase that are not parties to or otherwise bound by any Transaction Document and are irrelevant to the Target Business or the Contributed Assets.

“CreditEase Indemnitee” has the meaning set forth in Section 8.2(a).

“CreditEase Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate, results in or would result in a material adverse change in or a material adverse effect on (a) the financial condition, assets, liabilities, results of operations or business of the Target Business or (b) the ability of any CreditEase Group Company to consummate the transactions contemplated by this Agreement and any other Transaction Document; provided that in determining whether a CreditEase Material Adverse Effect has occurred, there shall be excluded any effect on the Target Business to the extent relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or any other Transaction Documents, (ii) changes or effects affecting the industry in which the Target Business operates or the economy or financial, credit or securities markets or political conditions generally (to the extent that in each case such changes do not have a unique or disproportionate impact on the Target Business); (iii) the announcement or consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iv) any change in GAAP or in Law or accounting standards or interpretations thereof applicable to the Business; (v) any change resulting from any action by CreditEase or any of its Affiliates taken at the written request of Yirendai; or (vi) acts of God.

“Disclosure Schedule” means the disclosure schedule, dated the date hereof, in respect of this Agreement, which has been agreed upon by the Parties.

“Dispute” has the meaning set forth in Section 9.12.

“Disregarded Liabilities Amount” means the liabilities currently indicated on the Unaudited Balance Sheet in the line item entitled “Amounts due to related parties and Payable to third-party credit assurance program”, as such amount may be adjusted in the audit process and reflected in the same line item in the Audited Balance Sheet.

“Equity Transfer Documents” means, collectively, a series of agreements pursuant to which all (or a majority, as applicable) of the outstanding equity interests issued by certain CreditEase Group Companies are transferred or to be transferred by certain CreditEase Group Companies to certain Yirendai Group Companies. The complete list of the Equity Transfer Documents is set forth in Schedule II attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Fundamental Representations of CreditEase” shall mean the representations and warranties made by CreditEase to Yirendai contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.17.

“Fundamental Representations of Yirendai” shall mean the representations and warranties made by Yirendai to CreditEase contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4.

“Government Official” has the meaning set forth in Section 5.20(a).

“Governmental Authorities” means any nation, government, province, state, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, court, tribunal, arbitrator, the governing body of any securities exchange, and self-regulatory organization, in each case having competent jurisdiction.

“HKIAC” has the meaning set forth in Section 9.12.

“HKIAC Rules” has the meaning set forth in Section 9.12.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Indemnity Notice” has the meaning set forth in Section 8.6.

“Intellectual Property” means any and all (a) patents (including all reissues, divisionals, provisionals, continuations, continuations in part, re-examinations, renewals and extensions thereof), patent applications, and other patent rights, (b) trademarks, service marks, tradenames, brand names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with all goodwill associated with any of the foregoing and applications, registrations and renewals in connection therewith, (c) copyrights, mask works, and copyrightable works, and all applications, registrations for and renewals in connection therewith, (d) internet domain names, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram, and other social media companies and the content found thereon and related thereto, and uniform resource locators, (e) proprietary computer software, including source code, object code and supporting documentation for such computer software, (f) trade secrets and proprietary information, including confidential business information, technical data, customer lists, data collections, methods and inventions (whether or not patentable and where or not reduced to practice), (g) copies and tangible embodiments of any of the foregoing and (h) all other intellectual property, whether or not registrable, in each case, under any Law or statutory provision or common law doctrine in any country.

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any Governmental Authority.

“Liability” means all indebtedness, obligations and other liabilities of a Person, whether direct or indirect, absolute, accrued, contingent or otherwise, known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid.

“Lien” means (a) any mortgage, charge, lien, pledge or other encumbrance securing any obligation of any Person, (b) any option, right to acquire, right of pre-emption, right of set off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person, or (c) any equity, assignment, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person.

“Losses” has the meaning set forth in Section 8.2(a).

“Net Asset Value” shall mean, as of a particular time, an amount equal to (a) the total amount of assets as of such time, minus (b) the total amount of liabilities as of such time.

“Net Revenue” for a time period means an amount indicated as “Net Revenue” in the relevant income statement for that time period.

“Net Revenue Adjustment Percentage” has the meaning set forth in the Section 3.6(b).

“Net Revenue Audit Adjustment Percentage” has the meaning set forth in the Section 3.6(a).

“Net Revenue Audit Differential” has the meaning set forth in the Section 3.6(a).

“Net Revenue Differential” has the meaning set forth in the Section 3.6(b).

“Order” means any injunction, judgment, order, decree, stipulation or determination by or with any Governmental Authority.

“Ordinary Shares” means the Ordinary Shares, par value US$0.0001 per share, of Yirendai.

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise, entity or legal person.

“PRC” means the People’s Republic of China and, for purposes of this Agreement, excludes Hong Kong, the Macao Special Administrative Region and Taiwan.

“SEC” means the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act.

“SEC Documents” has the meaning set forth in Section 4.5(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selection Period” has the meaning set forth in Section 9.12.

“Specified Divestment Entities” means, collectively, the entities set forth in Schedule IV attached hereto, other than the Specified Pre-Closing Divestment Entities.

“Specified Pre-Closing Divestment Entities” means, collectively, the entities numbered 2, 13, 14, 15 and 16 in Schedule IV attached hereto.

“Specified Transaction Documents” means, collectively, the Equity Transfer Documents, the Asset Transfer Documents, the Control Documents, and all other documents entered into or delivered in connection with the foregoing.

“Subscription Shares” has the meaning set forth in Section 2.1.

“Target Business” means online wealth management targeting the mass affluent, which refer to individuals with RMB600,000 to RMB6,000,000 investable financial assets, unsecured and secured consumer lending, financial leasing, SME lending and other related services and businesses, being (i) the business conducted by each CreditEase Group Company the equity interests of which are transferred or to be transferred to the Yirendai Group pursuant to the Equity Transfer Documents, (ii) the business conducted with the tangible and intangible assets transferred or to be transferred to the Yirendai Group pursuant to the Asset Transfer Documents, and (iii) the business conducted by each VIE Entity and all of its respective Controlled Affiliates, which have become a part of and been consolidated into the Yirendai Group by way of the Control Documents.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above; and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Amended Non-Competition Agreement, the Amended Cooperation Framework Agreement, the Amended Intellectual Property License Agreement, the Amended Transitional Services Agreement, the Specified Transaction Documents and all other documents and agreements entered into or delivered in connection with the transactions contemplated hereby and thereby.

“Transferred Contracts” means any and all Contracts relating to, arising from or in connection with the Target Business transferred or to be transferred to the Yirendai Group pursuant to the Specified Transaction Documents.

“Transferred Employees” means any and all employees and other personnel the employment or labor relationship of whom is transferred or to be transferred to the Yirendai Group pursuant to the Specified Transaction Documents.

“Transferred IP” means any and all Intellectual Property transferred or licensed or to be transferred or licensed to the Yirendai Group pursuant to the Specified Transaction Documents.

“Transferred Leases” means any and all leasehold interests transferred or assigned or to be transferred or assigned to the Yirendai Group pursuant to the Specified Transaction Documents.

“Transferred Tangible Assets” means any and all tangible assets transferred or to be transferred to the Yirendai Group pursuant to the Specified Transaction Documents.

“Unaudited Contributed Business Financial Statements” means the unaudited combined financial statements (including balance sheet (the “Unaudited Balance Sheet”), income statement (the “Unaudited Income Statement”) and statement of cash flows) for the Contributed Assets, prepared in accordance with U.S. GAAP, as of December 31, 2018 and for the three years ended December 31, 2018, as applicable.

“U.S. GAAP” means the generally accepted accounting principles and practices in the United States as in effect from time to time.

“US$” means United States Dollars, the lawful currency of the United States.

“VIE Entities” means VIE Entity 1 and VIE Entity 2.

“VIE Entity 1” has the meaning set forth in Schedule III.

“VIE Entity 2” has the meaning set forth in Schedule III.

“WFOE” means Yirendai Hengye Technology Development (Beijing) Co., Ltd. (宜人恒业科技发展（北京）有限公司).

“Yirendai” has the meaning set forth in the preamble.

“Yirendai Group” or “Yirendai Group Companies” means, collectively, Yirendai and its Controlled Affiliates, and each a “Yirendai Group Company.”

“Yirendai Indemnitee” has the meaning set forth in Section 8.2(b).

“Yirendai Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate, results in or would result in a material adverse change in or a material adverse effect on (a) the financial condition, assets, liabilities, results of operations or business of Yirendai or (b) the ability of any Yirendai Group Company to consummate the transactions contemplated by this Agreement and any other Transaction Document; provided that in determining whether a Yirendai Material Adverse Effect has occurred, there shall be excluded any effect on any Yirendai Group Company to the extent relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or any other Transaction Documents, (ii) changes or effects affecting the industry in which Yirendai operates or the economy or financial, credit or securities markets or political conditions generally (to the extent that in each case such changes do not have a unique or disproportionate impact on Yirendai); (iii) the announcement or consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (iv) any change in GAAP or in Law or accounting standards or interpretations thereof applicable to Yirendai; (v) any change resulting from any action by Yirendai or any of its Affiliates taken at the written request of CreditEase; or (vi) acts of God.

2.                                      THE TRANSACTION

2.1                               Issuance of Shares; Execution of Transaction Documents. Concurrently with the execution of this Agreement, CreditEase and Yirendai shall, or shall cause their respective Affiliates to, duly execute and deliver each of the Specified Transaction Documents (other than the Specified Transaction Documents, if any, that were entered into prior to the date hereof and are in full force and effect as of the date hereof), the Amended Non-Competition Agreement, the Amended Cooperation Framework Agreement, the Amended Intellectual Property License Agreement and the Amended Transitional Services Agreement.  At the Closing, Yirendai shall issue to CreditEase, and CreditEase shall accept from Yirendai, the Base Subscription Shares (as may be adjusted in accordance with Section 3.6, the “Subscription Shares”), free and clear of any Lien and with all rights attaching on and from the Closing, on the terms and subject to the conditions of this Agreement.

2.2                               Delivery of Financial Statements. Concurrently with or prior to the execution of this Agreement, CreditEase shall deliver to Yirendai the Unaudited Contributed Business Financial Statements.

3.                                      CLOSING; CLOSING DELIVERIES

3.1                               Closing. The closing of the transactions contemplated under Section 2.1 (the “Closing”) shall take place remotely on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Section 3.4 and Section 3.5 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time as the Parties may agree in writing (the date on which the Closing occurs, the “Closing Date”). All transactions occurring at the Closing shall be deemed to occur simultaneously, and shall be effective as of the Closing and upon occurrence of all transactions contemplated by Article 2 and this Article 3. For the avoidance of doubt, the consummation of the transactions described in Article 2 and this Article 3 shall occur together, and the Closing shall be deemed not to have occurred if any party fails to deliver any agreement or other instrument or document required under Article 2 and this Article 3.

3.2                               Deliveries by Yirendai at the Closing. At the Closing, Yirendai shall deliver to CreditEase:

(a)                                 a copy of the updated register of members of Yirendai showing CreditEase as the holder of the Subscription Shares;

(b)                                 a copy of the share certificate issued in the name of CreditEase, dated on the Closing Date, evidencing the ownership by CreditEase of the Subscription Shares (the original copy of which shall be delivered to CreditEase as soon as practicable after the Closing);

(c)                                  a copy of the resolutions duly adopted by the Board, evidencing the authorization by the Board of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d)                                 a copy of each of the Specified Transaction Documents, dated on or prior to the date hereof, duly executed by the applicable Yirendai Group Company; and

(e)                                  copies of the Amended Non-Competition Agreement, the Amended Cooperation Framework Agreement, the Amended Intellectual Property License Agreement and the Amended Transitional Services Agreement, each dated the date hereof and duly executed by Yirendai.

3.3                               Deliveries by CreditEase at the Closing. At the Closing, CreditEase shall deliver to Yirendai:

(a)                                 a copy of each of the Specified Transaction Documents, dated on or prior to the date hereof, duly executed by the applicable CreditEase Group Company;

(b)                                 copies of the Amended Non-Competition Agreement, the Amended Cooperation Framework Agreement, the Amended Intellectual Property License Agreement and the Amended Transitional Services Agreement, each dated the date hereof and duly executed by CreditEase;

(c)                                  a copy of the resolutions duly adopted by the board of directors of CreditEase and a copy of the resolutions duly adopted by the shareholders of CreditEase, evidencing due authorization by CreditEase of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(d)                                 a copy of the resolutions duly adopted by the board of directors (and, if applicable, the shareholders) of each applicable CreditEase Group Company other than CreditEase, evidencing due authorization by that CreditEase Group Company of the execution and delivery of each Transaction Document to which it is a party, and the consummation of the transactions contemplated thereby, as applicable;

(e)                                  the Audited Contributed Business Financial Statements;

(f)                                   an opinion from King & Wood Mallesons, PRC counsel to CreditEase, dated the Closing Date, to the reasonable satisfaction of Yirendai.

3.4                               Conditions to the Obligation of Yirendai to Effect the Closing. The obligation of Yirendai to consummate the transactions contemplated by Section 2.1 is subject to the satisfaction, as of the Closing Date, of the following conditions, any of which may be waived in writing by Yirendai in its sole discretion:

(a)                                 The representations and warranties of CreditEase contained in Article 5 shall have been true and accurate in all respects (in the case of any such representation or warranty containing any materiality or CreditEase Material Adverse Effect qualifier) or in all material respects (in the case of any such representation or warranty without any materiality or CreditEase Material Adverse Effect qualifier), as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date);

(b)                                 The CreditEase Group Companies shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in the Transaction Documents that are required to be performed or complied with on or before the Closing Date;

(c)                                  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby;

(d)                                 No CreditEase Material Adverse Effect shall have occurred or is continuing;

(e)                                  The Specified Transaction Documents shall have remained in full force and effect;

(f)                                   The transactions contemplated in the Equity Transfer Documents shall have been duly consummated, and approval from or registration with any applicable Governmental Authorities (including the AMR) shall have been completed;

(g)                                  (i) Each of the Asset Transfer Documents shall have been duly performed in accordance therewith, and approval from or registration in any applicable Governmental Authorities with respect thereto shall have been completed, and (ii) CreditEase shall have notified Yirendai in writing that item (i) above has occurred and it is ready to proceed to the Closing;

(h)                                 The transactions contemplated in the Control Documents shall have been duly consummated, and approval from or registration with any applicable Governmental Authorities (including the AMR) shall have been completed, including equity pledge registration;

(i)                                     CreditEase shall have caused VIE Entity 2 to fully divest its ownership interests in each of the Specified Pre-Closing Divestment Entities so that as of the Closing Date, (i) VIE Entity 2 does not have the right to Control, or directly or indirectly own or have the right to acquire, any equity, partnership or other ownership interest in, any Specified Pre-Closing Divestment Entity, and (ii) the financial results of any Specified Pre-Closing Divestment Entity are not fully or partially consolidated into the financial results of VIE Entity 2 in accordance with U.S. GAAP or any applicable accounting standards;

(j)                                    The sum of the Net Revenue Audit Adjustment Percentage and the Net Revenue Adjustment Percentage is lower than twenty percent (20%);

(k)                                 (i) CreditEase shall have caused other CreditEase Group Companies or third parties to assume, all the liabilities constituting the Disregarded Liabilities Amount, so that those liabilities no longer constitute a part of the Contributed Business; (ii) the Contributed Business shall not have owed any indebtedness to any CreditEase Group Company; and (iii) the Net Asset Value of the Contributed Business shall have been equal to or greater than zero;

(l)                                     Each of the Amended Non-Competition Agreement, the Amended Cooperation Framework Agreement, the Amended Intellectual Property License Agreement and the Amended Transitional Services Agreement shall have remained in full force and effect; and

(m)                             CreditEase shall have delivered to Yirendai a certificate, dated the Closing Date and duly executed by the Chief Executive Officer or the Chief Financial Officer of CreditEase, certifying that each of the closing conditions set forth in this Section 3.6(a) through (l) has been duly satisfied.

3.5                               Conditions to the Obligation of CreditEase to Effect the Closing. The obligation of CreditEase to consummate the transactions contemplated by Section 2.1 is subject to the satisfaction, as of the Closing Date, of the following conditions, any of which may be waived in writing by CreditEase in its sole discretion:

(a)                                 The representations and warranties of Yirendai contained in Article 4 shall have been true and accurate in all respects (in the case of any such representation or warranty containing any materiality or Yirendai Material Adverse Effect qualifier) or in all material respects (in the case of any such representation or warranty without any materiality or Yirendai Material Adverse Effect qualifier), as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date);

(b)                                 Yirendai shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in the Transaction Documents that are required to be performed or complied with on or before the Closing Date;

(c)                                  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated hereby; and

(d)                                 No Yirendai Material Adverse Effect shall have occurred or is continuing.

3.6                               Closing Consideration Adjustments.  At the Closing, the number of the Base Subscription Shares to be issued shall be adjusted as follows:

(a)                                 if the Net Revenue of the Contributed Business reflected in the Audited Income Statement for the fiscal year 2018 is lower than the Net Revenue of the Contributed Business reflected in the Unaudited Income Statement for the fiscal year 2018 (such difference, the “Net Revenue Audit Differential”), then the number of the Base Subscription Shares to be issued at the Closing shall be reduced by a number equal to the Base Subscription Shares, multiplied by a fraction, the numerator of which is the Net Revenue Audit Differential and the denominator of which is the Net Revenue of the Contributed Business reflected on the Unaudited Income Statement, rounded to the nearest whole number (such fraction, the “Net Revenue Audit Adjustment Percentage”);

(b)                                 if the Net Revenue of the Contributed Assets that have been fully transferred or otherwise contributed to the Yirendai Group reflected in the Audited Income Statement for the fiscal year 2018 is lower than the Net Revenue of the Contributed Assets reflected in the Audited Income Statement for the fiscal year 2018 (such difference, the “Net Revenue Differential”), then the number of the Base Subscription Shares to be issued at the Closing shall be reduced by a number equal to the Base Subscription Shares multiplied by a fraction, the numerator of which is the Net Revenue Differential and the denominator of which is the Net Revenue of the Contributed Assets reflected in the Audited Income Statement for the fiscal year 2018, rounded to the nearest whole number (such fraction, the “Net Revenue Adjustment Percentage”); and

(c)                                  notwithstanding anything to the contrary above in this Section 3.6, if the adjustment procedures in Section 3.6(a) and Section 3.6(b) would result in the aggregate number of the Subscription Shares issuable at the Closing being reduced by a number that is equal to or less than 21,383,589 Ordinary Shares (being twenty percent (20%) of the Base Subscription Shares), then Section 3.6(a) and Section 3.6(b) shall be disregarded and no adjustment in accordance with Section 3.6(a) and Section 3.6(b) shall be made to the number of the Subscription Shares issuable at the Closing.

4.                                      REPRESENTATIONS AND WARRANTIES OF YIRENDAI

Yirendai hereby represents and warrants to CreditEase, as of the date hereof and the Closing Date, the following.

4.1                               Due Formation; Qualification. Yirendai is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, has the requisite corporate power and authority to own, lease and operate its business and assets and to conduct its business as currently conducted and as described in the SEC Documents, and is duly qualified to transact business in all material respects in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification. Each Yirendai Group Company that is a party to any Transaction Document is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2                               Authorization; Enforceability. Each Yirendai Group Company has requisite legal power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been (and the execution and delivery of each other Transaction Documents to which any Yirendai Group Company is a party will be upon execution thereof) duly executed and delivered by the applicable Yirendai Group Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the applicable Yirendai Group Company, enforceable against the applicable Yirendai Group Company in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity.

4.3                               Due Issuance. The Subscription Shares are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Lien, right of first refusal, third-party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement. Good and valid title to the Subscription Shares will be passed to CreditEase upon entry of CreditEase into the register of members of Yirendai as the legal owner of the Subscription Shares.

4.4                               Non-Contravention. Neither the execution and the delivery of this Agreement and the other Transaction Documents to which any Yirendai Group Company is a party, nor the consummation of the transactions contemplated hereby or thereby by any Yirendai Group Company, will (i) violate any provision of the organizational documents of any Yirendai Group Company or materially violate any Law to which any Yirendai Group Company is subject, or (ii) conflict with, result in a breach of or constitute a default under any material Contract to which any Yirendai Group Company is a party or by which any Yirendai Group Company is bound, except in each case of (i) and (ii) above, would not reasonably be expected to prohibit, materially delay or materially impair the consummation of the transactions contemplated by the Transaction Documents.

4.5                               SEC Matters; Financial Statements.

(a)                                 Yirendai has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements (including any related notes) contained in the SEC Documents: (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with U.S. GAAP and (iii) fairly present in all material respects the consolidated financial position of the Yirendai Group Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Yirendai Group for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

4.6                               Absence of Changes.  Since December 31, 2018, (i) Yirendai has operated in the ordinary course of business in all material respects and (ii) there has not been a Yirendai Material Adverse Effect.

4.7                               No Registration.  Assuming the accuracy of the representations and warranties of CreditEase set forth in Section 5.22, Section 5.23 and Section 5.24, it is not necessary in connection with the issuance and sale of the Subscription Shares to register the Subscription Shares under the Securities Act.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any Yirendai Group Company or any person acting on its behalf with respect to any Subscription Shares.

4.8                               Brokers.  None of the Yirendai Group Companies has engaged with or received services from any broker, finder, commission agent, placement agent or arranger in connection with the transactions contemplated by the Transaction Documents.

4.9                               Representations and Warranties in Other Transaction Documents. Each of the representations and warranties made by any Yirendai Group Company in each of the Transaction Documents other than this Agreement is true and correct, subject to any disclosures qualifying such representations and warranties set forth in such Transaction Document. Each of the representations and warranties made by any Yirendai Group Company in each such Transaction Document shall be and is hereby incorporated into this Agreement and repeated as a representation and warranty of Yirendai under this Agreement.

4.10                        No Other Representations and Warranties. Yirendai makes no other representations and warranties, implied or otherwise, other than those expressly set out in this Agreement.

5.                                      REPRESENTATIONS AND WARRANTIES OF CREDITEASE

Except as set forth in the Disclosure Schedule (it being understood that an item disclosed in the Disclosure Schedule with respect to one subsection in this Article 5 shall be deemed to be disclosed with respect to any other subsection in this Article 5 if the relevance of such item to such other subsection is readily apparent), CreditEase hereby represents and warrants to Yirendai, as of the date hereof and the Closing Date, the following.

5.1                               Due Formation; Qualification. CreditEase is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease and operate its business and assets and to conduct its business as currently conducted except where the failure to have such power or authority would not reasonably be expected to be materially adverse to the CreditEase Group Companies, taken as a whole. Each other CreditEase Group Company that is a party to any Transaction Document is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to own, lease and operate its business and assets and to conduct its business as currently conducted, except where the failure to have such power or authority would not reasonably be expected to be materially adverse to the CreditEase Group Companies, taken as a whole. Each CreditEase Group Company that is a party to any Transaction Document is duly qualified to transact business in all material respects in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except where the failure to be so duly qualified would not reasonably be expected to be materially adverse to CreditEase Group Companies, taken as a whole.

5.2                               Authorization; Enforceability. Each CreditEase Group Company has requisite legal power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been (and the execution and delivery of each other Transaction Documents to which any CreditEase Group Company is a Party will be upon execution thereof) duly executed and delivered by the applicable CreditEase Group Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the applicable CreditEase Group Company, enforceable against the applicable CreditEase Group Company in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity.

5.3                               Non-Contravention. Neither the execution and the delivery of this Agreement and the other Transaction Documents to which any CreditEase Group Company is a party, nor the consummation of the transactions contemplated hereby or thereby by any CreditEase Group Company, will (i) violate any provision of the organizational documents of any CreditEase Group Company or materially violate any Law to which any CreditEase Group Company is subject, or (ii) conflict with, result in a breach of or constitute a default under any material Contract to which any CreditEase Group Company is a party or by which any CreditEase Group Company is bound, except in each case of (i) and (ii) above, would not reasonably be expected to prohibit, materially delay or materially impair the consummation of the transactions contemplated by the Transaction Documents.

5.4                               Consents and Approvals.  Except as set forth in the Disclosure Schedule, neither the execution and the delivery of this Agreement and the other Transaction Documents to which any CreditEase Group Company is a party, nor the consummation of the transactions contemplated hereby or thereby by any CreditEase Group Company, requires any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority or other third party (each, an “Authorization”), except for those Authorizations that have already been obtained.

5.5                               No Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit or proceeding pending or, to the best knowledge of the CreditEase Group Companies, threatened against any CreditEase Group Company that questions the validity of this Agreement or any of the other Transaction Documents or the right of any CreditEase Group Company to enter into this Agreement or any of the other Transaction Documents.

5.6                               Target Business. The Target Business has been carried on in the ordinary course and so as to maintain the same as a going concern from the date hereof to the Closing Date. There is no existing fact or circumstance that could reasonably expected to have, individually or in the aggregate, a CreditEase Material Adverse Effect.

5.7                               Contributed Business Financial Statements.

(a)                                 The Audited Contributed Business Financial Statements will be (i) prepared in accordance with the books and records of the CreditEase Group Companies, (ii) true, correct and complete and present fairly the financial condition of the Contributed Business as of the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) prepared in accordance with U.S. GAAP applied on a consistent basis. Except as reflected in the Audited Contributed Business Financial Statements, the Contributed Business will not have any Liabilities as of the date or dates therein indicated.

(b)                                 The Unaudited Contributed Business Financial Statements are (i) prepared in accordance with the books and records of the CreditEase Group Companies, (ii) true, correct and complete and present fairly the financial condition of the Contributed Business as of the date or dates therein indicated and the results of operations for the period or periods therein specified, except for immaterial adjustments that may be required in the audit process, and (iii) prepared in accordance with U.S. GAAP applied on a consistent basis. Except as reflected in the Unaudited Contributed Business Financial Statements, the Contributed Business does not have any Liabilities as of the date or dates therein indicated.

5.8                               Equity Transferred Pursuant to the Equity Transfer Documents. The equity interests transferred or to be transferred to the Yirendai Group pursuant to the Equity Transfer Documents are validly issued, fully paid and non-assessable and free and clear of any Lien, right of first refusal, third-party right or interest, claim or restriction of any kind or nature (except to the extent such concepts are not applicable under the applicable Law), except for any Lien, right of first refusal, third-party right or interest, claim or restriction mandated by applicable Law. Good and valid title to the equity interests transferred or to be transferred to the Yirendai Group pursuant to the Equity Transfer Documents will be passed to the applicable Yirendai Group Companies upon consummation of the equity transfers contemplated under the Equity Transfer Documents.

5.9                               Transferred Contracts. Each Transferred Contract that is material to the Contributed Business has been duly executed and is valid and binding on the parties thereto with full force and effect. No material Transferred Contract will be terminated as a result of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Except as set forth in the Disclosure Schedule, no CreditEase Group Company is in breach of any material obligations, or has knowledge of the invalidity or grounds for rescission, avoidance or repudiation of, or any breach of any material obligations by any counterparty to any material Transferred Contract, nor has any CreditEase Group Company received written notice of any intention to terminate any material Transferred Contract or repudiate or disclaim any transaction pursuant thereto in any material respect.

5.10                        Transferred Employees. No CreditEase Group Company is a party to any collective bargaining agreement. Except as set forth in the Disclosure Schedule, and to the best knowledge of any CreditEase Group Company, there are no labor strikes, union organizing efforts, picketing, handbilling, organized work stoppages, organized work slowdowns or other material labor disputes involving any Transferred Employees. Except as set forth in the Disclosure Schedule, provided for in the Transaction Documents and as expressly contemplated under the existing employment agreements with the Transferred Employees, (i) no CreditEase Group Company has any material obligation or liability whatsoever in respect of the employment of any Transferred Employee for any period prior to the Closing, including under any employee incentive plan, as a result of its execution of this Agreement or the other Transaction Documents or as a result of the completion of the transactions contemplated hereby and thereby, and (ii) each CreditEase Group Company has complied in all material respects with all applicable national, provincial, local or municipal equal employment opportunity and other employment Laws.

5.11                        Transferred IP.

(a)                                 Except as set forth in the Disclosure Schedule, each relevant CreditEase Group Company owns all necessary rights (including the rights of development, maintenance, licensing and sale), title and interest in and to, free and clear of all Liens, or otherwise has all necessary and valid rights to use, all the Transferred IP, and no item of such Transferred IP is subject to any outstanding material injunction, judgment, order, decree, ruling or charge. Each material Transferred IP is valid, enforceable and subsisting, in full force and effect, and has not been cancelled, expired or abandoned. The possession, development, use, marketing, licensing, sale or other exploitation by each CreditEase Group Company of any and all of the Transferred IP does not materially infringe, violate, misappropriate or otherwise interfere or conflict with any patent, trademark or other right, title or interest of any third party. There is no written notice, claim or assertion that (i) any item of Transferred IP is invalid or any proprietary right therein is owned by a Person other than a CreditEase Group Company or (ii) any CreditEase Group Company, any item of Transferred IP or the conduct of the Target Business as currently conducted materially infringes, violates, misappropriates or otherwise materially interferes or conflicts with any right, title or interest of any third party, and there is no actual, pending or, to the best knowledge of any CreditEase Group Company, threatened claim, action, opposition, re-examination, interference or cancellation proceeding with respect thereto. The Transferred IP comprises all of the Intellectual Property that is currently used for, and are necessary, sufficient and adequate to carry out, the operation of the Target Business as currently operated.

(b)                                 Except as set forth in the Disclosure Schedule, each Transferred IP is owned by or registered or applied for solely in the name of the relevant CreditEase Group Companies, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No CreditEase Group Company or, to the best knowledge of any CreditEase Group Company, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Transferred IP to be invalid, unenforceable or not subsisting. Except as would not reasonably be expected to have a CreditEase Material Adverse Effect, (i) no Transferred IP is the subject of any Lien, license or other contract granting rights therein to any other Person, (ii) no Transferred IP is subject to any proceeding, Order, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by any CreditEase Group Company or affects the validity, use or enforceability of such Transferred IP, (iii) no CreditEase Group Company has transferred or assigned any Transferred IP, authorized the joint ownership of any Transferred IP, or permitted the rights of any CreditEase Group Company in any Transferred IP to lapse or enter the public domain, and (iv) to the best knowledge of the CreditEase Group Companies, no third party is infringing any of the Transferred IP.

(c)                                  Each of the CreditEase Group Companies has taken reasonably adequate security measures consistent with standard practices in the industry in which the Target Business operates, to protect the secrecy, confidentiality and value of all of the trade secrets and any other material non-public, proprietary information included in the Transferred IP.

5.12                        Transferred Lease. Except as set forth in the Disclosure Schedule, each Transferred Lease is in full force and effect, unimpaired by any acts or omissions of the relevant CreditEase Group Company, and constitutes the legal, valid and binding obligation of such CreditEase Group Company, enforceable against such CreditEase Group Company in accordance with its terms, and against each other party thereto.  All rent and other sums and charges payable by the relevant CreditEase Group Company as tenant thereunder are current in all material respects, no written notice of default or termination under any Transferred Lease is outstanding. No uncured default on the part of the relevant CreditEase Group Company or, to the best knowledge of the CreditEase Group Companies, the relevant landlord exists under any Transferred Lease. Except as set forth in the Disclosure Schedule, the relevant CreditEase Group Companies own the leasehold interests described in the Transferred Leases free and clear of all Liens, subject to the terms and conditions of such Transferred Leases and applicable Laws. Registration as required by applicable Laws has been duly completed with respect to each Transferred Lease.

5.13                        Transferred Tangible Assets. Each Transferred Tangible Asset is in good working order in all material respects, subject to ordinary wear and maintenance given its age. One or more of the CreditEase Group Companies are the owner or have direct control of the Transferred Tangible Assets. None of the CreditEase Group Companies has entered into or granted any Contract, option or right with or to any third party in relation to any of the Transferred Tangible Asset which is still in force and effect, other than those in the ordinary course of business. The existence, use, distribution, operation, sale, transfer, modification or disposal of all or any part of any Transferred Tangible Asset (including any ancillary part thereof) will not violate any applicable Law or infringe upon or misappropriate the rights of any third party. There is no written notice, claim or assertion of any such violation, infringement or misappropriation and no actual, pending or, to the best knowledge of the CreditEase Group Companies, threatened claim, action, investigation or proceeding with respect thereto.

5.14                        Legal Actions Regarding Contributed Assets. There are no legal actions in progress, pending or, to the best knowledge of the CreditEase Group Companies, threatened against any of the CreditEase Group Companies, the Target Business or the Contributed Assets, which, if decided adversely against such CreditEase Group Company, the Target Business or the Contributed Assets, could be reasonably likely to (i) result in material liability to the Contributed Business, or (ii) prohibit or delay the transaction contemplated the Transaction Documents. Neither the Target Business nor the Contributed Assets are subject to any Orders that would reasonably be expected to have, individually or in the aggregate, a CreditEase Material Adverse Effect.

5.15                        Compliance with Law. Each CreditEase Group Company has, in connection with the execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, complied with all applicable Laws. Except as set forth in the Disclosure Schedule, the Target Business and the Contributed Assets are in compliance with all applicable Laws in material respects.

5.16                        Sufficiency of Contributed Assets. The Contributed Assets comprise all of the material assets, Intellectual Property, employees and Contracts that are currently used for, and are necessary, sufficient and adequate to carry out, the operation of the Target Business as currently operated. The Contributed Assets have been maintained and serviced in accordance with normal industry practice and in compliance with all applicable Laws in material respects.

5.17                        Tax Filings. Except as set forth in the Disclosure Schedule, each CreditEase Group Company contributing any part of the Target Business to the Yirendai Group has filed or caused to be filed in a timely manner all applicable Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all material respects, and each such CreditEase Group Company has paid, or provided adequate reserves, for all deficiencies or other assessments of Tax owed by it in respect of the Target Business to any Governmental Authority. No unassessed Tax deficiency has been proposed or, to the best knowledge of the CreditEase Group Companies, threatened against any CreditEase Group Company by any Governmental Authority (taking into account applicable extensions). No Tax examination, audit, investigation or administrative or judicial proceedings by any Governmental Authority are currently in progress with respect to the Target Business or the Contributed Assets. No CreditEase Group Company has received from any Governmental Authority (i) any written notice indicating any intent to open an examination, audit, investigation or administrative or judicial proceedings in respect of any Tax or Tax Return or (ii) any written notice of deficiency or proposed adjustment for any unpaid Taxes. No unassessed Tax deficiency has been, to the best knowledge of the CreditEase Group Companies, threatened against any CreditEase Group Company by any Governmental Authority.

5.18                        Control Documents.

(a)                                 Each CreditEase Group Company that is a party to any Control Document has full power and authority to enter into, execute and deliver such Control Document and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform its obligations thereunder. The execution and delivery by such CreditEase Group Company of each Control Document to which it is a party and the performance by such CreditEase Group Company of its obligations thereunder have been duly authorized by all requisite actions on its part. Each Control Document to which such CreditEase Group Company is a party has been duly executed and delivered by such party and constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)                                 No Authorizations are required to be obtained for the execution and delivery of the Control Documents, the performance by the parties to each Control Document of their respective obligations thereunder and the transactions contemplated under the Control Documents, other than those Authorizations that (i) have already been obtained and remain in full force and effect, (ii) are required to register any share pledge to secure each VIE Entity’s obligations under the Control Documents, or (iii) are required for transfer of equity interests in each VIE Entity upon exercise by the WFOE of its rights under the relevant exclusive option agreement among the WFOE, that VIE Entity and the shareholders of that VIE Entity.

(c)                                  The execution, delivery and performance by each and all of the relevant parties (except for the applicable Yirendai Group Companies) of their respective obligations under each and all of the Control Documents, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Order of any court of the PRC having jurisdiction over such relevant parties to the Control Documents or any material Contract to which any such party is a party or by which any such party is bound.

(d)                                 Each Control Document entered into between the WFOE and each VIE Entity is, and all of such Control Documents taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws, and constitute the legal and binding obligations of the relevant parties.

(e)                                  All shareholders of each VIE Entity have been acting in good faith and in the best interests of CreditEase prior to the date hereof. There have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Authority or any other party, pending or, to the best knowledge of the CreditEase Group Companies, threatened against or affecting any of the CreditEase Group Companies (including the VIE Entities), that (i) challenge the validity or enforceability of any part or all of the Control Documents taken as a whole, (ii) challenge the VIE structure or the ownership structure as set forth in the Control Documents, (iii) claim any ownership, share, equity or interest in any VIE Entity or any other CreditEase Group Company, or claim any compensation for not being granted any ownership, share, equity or interest in any VIE Entity or any other CreditEase Group Company, or (iv) claim any of the Control Documents or the ownership structure thereof or any arrangement or performance of or in accordance with the Control Documents was, is or will violate any PRC Laws.

(f)                                   As of the date of this Agreement, VIE Entity 2 does not (i) have the right to Control, or (ii) directly or indirectly own or have the right to acquire, any equity, partnership or other ownership interest in, any company, partnership or other legal entity or structure, except that VIE Entity 2 owns such percentage of each legal entity or structure set forth in Schedule IV attached hereto as set forth next to its respective name in the column entitled “Percentage Held by VIE Entity 2”.

5.19                        Solvency. Both before and after giving effect to the transactions contemplated by the Transaction Documents, the aggregate assets, at a fair valuation, of the Contributed Business will exceed the aggregate debt thereof, as the debt becomes absolute and matures. No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of any Contributed Business and no administrator, receiver or manager has been appointed in respect thereof. No proceedings have been commenced under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar Law of any jurisdiction against any Contributed Business.

5.20                        Anti-Corruption Compliance. No CreditEase Group Company has, and, to the best knowledge of the CreditEase Group Companies, none of the directors, officers, agents, employees, Affiliates or other Persons acting on behalf of any CreditEase Group Company has, in relation to the operation of the Target Business:

(a)                                 made or offered any payment of anything of value, or authorized such payment or offer, to any officer, employee or any other person acting in an official capacity for any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or for any public international organization, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person knowing or being aware of a high probability that all or a portion of such money or thing of value will be unlawfully offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (iii) securing any improper advantage, (iv) inducing such Government Official to influence or affect any act or decisions of any entity or enterprise owned or controlled by a government, or (v) assisting any CreditEase Group Company in obtaining or retaining business for or with, or directing business to, any CreditEase Group Company; or

(b)                                 violated any provision of applicable anti-bribery and anti-corruption Laws of any jurisdiction in which any CreditEase Group Company conducts its business or operations, including the United States Foreign Corrupt Practices Act of 1977, as amended.

5.21                        Brokers. None of the CreditEase Group Companies has engaged with or received services from any broker, finder, commission agent, placement agent or arranger in connection with the acquisition of the Subscription Shares, the transfer of the Target Business and the Contributed Assets or matters in connection therewith.

5.22                        Status; Purchase for Own Account. CreditEase is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act. CreditEase is acquiring the Subscription Shares outside the United States in reliance upon the exemption from registration provided by Regulation S under the Securities Act, and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. CreditEase has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares. CreditEase is capable of bearing the economic risks of its investment, including a complete loss thereof. The Subscription Shares will be acquired for CreditEase’s own account, not as a nominee or agent and not with a view to or in connection with the sale or distribution of any part thereof. CreditEase does not have any direct or indirect arrangement, or understanding with any other Persons regarding the distribution of the Subscription Shares in violation of the Securities Act or any other applicable state securities law.

5.23                        Solicitation. CreditEase was not identified or contacted through the marketing of the transactions contemplated by this Agreement. CreditEase did not contact Yirendai as a result of any general solicitation or directed selling efforts. The purchase of the Subscription Shares by CreditEase was not solicited by or through anyone other than Yirendai.

5.24                        Restricted Securities. CreditEase acknowledges that the Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. CreditEase further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred (i) to Yirendai, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act.

5.25                        Disclosure. CreditEase has provided Yirendai with all the material information regarding the Target Business and Contributed Assets requested by Yirendai for deciding whether to enter into this Agreement and the other Transaction Documents. There is no fact that CreditEase has not disclosed to the Yirendai Group Companies that has had or would reasonably be expected to have a CreditEase Material Adverse Effect.

5.26                        Representations and Warranties in Other Transaction Documents. Each of the representations and warranties made by any CreditEase Group Company in each of the Transaction Documents other than this Agreement is true and correct, subject to any disclosures qualifying such representations and warranties set forth in such Transaction Document. Each of the representations and warranties made by any CreditEase Group Company in each such Transaction Document shall be and is hereby incorporated into this Agreement and repeated as a representation and warranty of CreditEase under this Agreement.

5.27                        No Other Representations and Warranties. CreditEase makes no other representations and warranties, implied or otherwise, other than those expressly set out in this Agreement.

6.                                      COVENANTS; ADDITIONAL AGREEMENTS

6.1                               Further Assurances. Each Party shall use reasonable best efforts to make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required or advisable to effect the transactions contemplated by this Agreement and the other Transaction Documents.

6.2                               Notice of Developments. Yirendai shall promptly advise CreditEase of any action or event of which Yirendai becomes aware and which would have the effect of making incorrect any representations and warranties made by Yirendai if given with reference to facts and circumstances then existing or of rendering any covenants of Yirendai incapable of performance. CreditEase shall promptly advise Yirendai of any action or event of which CreditEase becomes aware and which would have the effect of making incorrect any representations and warranties of CreditEase if given with reference to facts and circumstances then existing or of rendering any covenants of CreditEase incapable of performance. CreditEase shall promptly provide information to Yirendai, as Yirendai may from time to time reasonably request, regarding the status of completion of the transactions contemplated in the Transaction Documents (including the percentage of the Contributed Assets subject to the Specified Transaction Documents that have been duly transferred to the Yirendai Group) and CreditEase’s anticipated timing of the Closing.

6.3                               Compliance with Transaction Documents. CreditEase hereby agrees that it shall cause the CreditEase Group Companies to perform all applicable Transaction Documents, and shall be liable for any failure by the CreditEase Group Companies to perform the applicable Transaction Documents as if it were a primary obligor thereunder. Yirendai hereby agrees that it shall cause the relevant Yirendai Group Companies that are parties to the Transaction Documents to perform all applicable Transaction Documents, and shall be liable for any failure by such Yirendai Group Companies to perform the Transaction Documents as if it were a primary obligor thereunder.

6.4                               Conduct of Business. Between the date hereof and the Closing Date, except for the transactions contemplated under the Transaction Documents, CreditEase shall and shall cause its Affiliates to, with respect to Target Business other than the Target Business that has been transferred to the Yirendai Group as of the date hereof, (a) conduct the business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and Contracts, (b) pay or perform debts, Taxes, and other obligations when due, (c) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (d) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, and (e) otherwise periodically report to Yirendai concerning the status of the business, operations and finance.

6.5                               VIE Entity 2.  As soon as practicable and in no event later than six months (or such longer period of time as the Parties may agree) after the Closing, CreditEase shall take all necessary and appropriate actions to cause VIE Entity 2 to fully divest its ownership interests in each of the Specified Divestment Entities so that upon such divestment, (i) VIE Entity 2 will not have the right to Control, or directly or indirectly own or have the right to acquire, any equity, partnership or other ownership interest in, any Specified Divestment Entity, and (ii) the financial results of any Specified Divestment Entity will not be fully or partially consolidated into the financial results of VIE Entity 2 in accordance with U.S. GAAP or any applicable accounting standards. If reasonably requested by CreditEase, Yirendai shall cooperate with CreditEase to effect the foregoing.

6.6                               Post-Closing Assurance. In the event that, at any time after the Closing Date, (i) any Government Authority of competent jurisdiction issues or threatens to issue an objection of any form to any transaction(s) contemplated by and consummated in accordance with any of the Transaction Documents on the ground that any such transaction is illegal or fails to comply with any applicable Laws, or (ii) the applicable Yirendai Group Company is unable to obtain peer-to-peer lending license due to defects in or noncompliance with Laws with respect to the Contributed Assets, then, without limiting other remedies to which Yirendai may be entitled at law or in equity, Yirendai shall be entitled to take all necessary or appropriate steps to promptly unwind the transaction(s) in question, and CreditEase shall and shall cause applicable CreditEase Group Companies to cooperate with Yirendai in the unwinding of the transaction(s); provided that the form and amount of the consideration with respect to the transaction(s) to be returned to Yirendai shall be negotiated and agreed on in good faith between the Parties or, should no agreement be reached, shall be determined by a third-party independent appraiser.

6.7                               Transitional Services. From and after the date of this Agreement, CreditEase shall provide or cause its Affiliates to provide certain services to the applicable Yirendai Group Companies on the terms and subject to the conditions set forth in the Amended Transitional Services Agreement.

6.8                               Continuous Transfer.  In the event that less than all of the Contributed Assets have been duly transferred to the Yirendai Group as of the Closing Date, CreditEase shall, and shall cause each applicable CreditEase Group Company to, use its best efforts to complete the transactions contemplated by the Specified Transaction Documents so that all of the Contributed Assets shall be duly transferred to the Yirendai Group within six months (or such longer period of time as the Parties may agree) after the Closing Date.

6.9                               Taxes. Except as otherwise provided in this Agreement or any other Transaction Documents, each Party shall bear its respective Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

6.10                        Release. From and after the Closing, except as arising out of actions or omissions occurring after the Closing Date or arising as a result of this Agreement or the Transaction Documents, CreditEase hereby waives and releases, on behalf of itself and each of its Affiliates and to the fullest extent permitted by applicable Law, each Yirendai Group Company and the Contributed Business, from any and all Liabilities, rights, defenses, claims and causes of action, known or unknown, foreseen or unforeseen which CreditEase or any of its Affiliates has or may have in the future against the Contributed Business with respect to matters arising prior to the Closing Date.

6.11                        Confidentiality.

(a)                                 Each Party shall, and shall cause its Affiliates to, keep confidential any non-public material or information with respect to this Agreement and the other Transaction Documents, any of the terms and conditions of, and the status or other facts with respect to, this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the existence of this Agreement and the other Transaction Documents (including written or non-written information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Parties or their Affiliates, representatives or agents, so long as such party was not, to the knowledge of the receiving Party, subject to a duty of confidentiality to such Party or Affiliates or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party. Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for, performing this Agreement, and shall not use such Confidential Information for any other purposes.

(b)                                 Notwithstanding any other provisions in this Section 6.10, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any relevant securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws, rules or regulations; provided that the Party that is required to make such disclosure shall, to the extent permitted by applicable Law and so far as it is reasonably practicable, provide the other Party with prompt notice of such requirement and reasonably cooperate with the other Party at such other Party’s request and at the requesting Party’s cost, to enable such other Party to seek an appropriate protection order or remedy. In addition, each Party may disclose, after giving prior notice to the other Party to the extent reasonably practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document; provided that the Party who is required to make such disclosure shall, to the extent permitted by applicable Law and so far as it is reasonably practicable, at the other Party’s request and at the requesting Party’s cost, reasonably cooperate with the other Party to enable such other Party to seek an appropriate protection order or remedy.

(c)                                  Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Documents; provided that such Party shall ensure such Persons strictly abide by the confidentiality obligations hereunder.

(d)                                 The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement for a period of two (2) years. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

7.                                      TERMINATION

7.1                               Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the written consent of each of the Parties;

(b)                                 by any Party through written notice to the other Party if the Closing shall not have occurred by June 30, 2020; provided that a Party shall have no right to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Closing was caused by the breach by such Party or its Affiliate of any representation, warranty, covenant or agreement in this Agreement or any other Transaction Document;

(c)                                  by any Party through written notice to the other Party if any Governmental Authority shall have enacted or issued any Law or Order or taken any other action permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the transactions contemplated under the Transaction Documents and such Law, Order or other action has become final and non-appealable; provided that a Party shall have no right to terminate this Agreement pursuant to this Section 7.1(c) if the imposition of such Law, Order or other action was caused by the breach by such Party or its Affiliate of any representation, warranty, covenant or agreement in this Agreement or any other Transaction Document;

(d)                                 by Yirendai if there exists a material breach of any representation, warranty, covenant or agreement of CreditEase such that the conditions set forth in Section 3.4 would not be satisfied and such breach has not been cured, or is incapable of being cured, by CreditEase within 30 days following its receipt of written notice from Yirendai of such breach; or

(e)                                  by CreditEase if there exists a material breach of any representation, warranty, covenant or agreement of Yirendai such that the conditions set forth in Section 3.5 would not be satisfied and such breach has not been cured, or is incapable of being cured, by Yirendai within 30 days following its receipt of written notice from CreditEase of such breach.

7.2                               Effects of Termination. Upon the termination of this Agreement pursuant to this Section 7.1, this Agreement (other than Article 1 and Article 9) shall become void and have no further force or effect; provided that no such termination shall relieve any Party of liability for any breach of this Agreement prior to such termination. In case of termination of this Agreement pursuant to this Section 7.1, Yirendai shall promptly take all steps as may be reasonably requested in writing by CreditEase to effect the reversal or revocation of any of the actions carried out in fulfilment of transactions contemplated under the Transaction Documents, so as to restore to CreditEase the full legal and registered title of the Contributed Business.

8.                                      INDEMNITY

8.1                               Survival.  The representations and warranties of Yirendai and CreditEase and their respective Affiliates contained in this Agreement and the other Transaction Documents shall survive the Closing for a period of 18 months after the Closing Date, save for the Fundamental Representations of Yirendai and the Fundamental Representations of CreditEase which shall survive until the expiration of the applicable statutory limitation periods. The covenants and agreements of Yirendai and CreditEase and their respective Affiliates set forth herein or in any other Transaction Document shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement or any other Transaction Document.  Notwithstanding the foregoing, any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement and the other Transaction Documents shall survive the time at which it would otherwise terminate, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

8.2                               Indemnification.

(a)                                 Indemnification by Yirendai. From and after the Closing, Yirendai shall indemnify and hold harmless CreditEase and its directors, officers, employees, Affiliates, agents and assigns (each, a “CreditEase Indemnitee”) against any losses, liabilities, damages, penalties, diminution in value, reasonable costs and expenses, including reasonable advisor’s fees and other expenses of investigation and defense of any of the foregoing (collectively, “Losses”), incurred by such CreditEase Indemnitee as a result of, arising out of or in connection with (i) any breach or violation of, or inaccuracy in, any representation or warranty made by Yirendai in this Agreement or by any Yirendai Group Company in any other Transaction Document or any claim by any third party alleging, constituting or involving such a breach, violation or inaccuracy; and (ii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, Yirendai in this Agreement or any Yirendai Group Company in any other Transaction Document, or any claim by any third party alleging, constituting or involving any such breach or violation or default or failure to perform.

(b)                                 Indemnification by CreditEase. From and after the Closing, CreditEase shall indemnify and hold harmless Yirendai and its directors, officers, employees, Affiliates, agents and assigns (each, a “Yirendai Indemnitee”) against any Losses incurred by such Yirendai Indemnitee as a result of, arising out of or in connection with (i) any breach or violation of, or inaccuracy in, any representation or warranty made by or on behalf of CreditEase in this Agreement or by any CreditEase Group Company in any other Transaction Document or any claim by any third party alleging, constituting or involving such a breach violation or inaccuracy; (ii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, CreditEase in this Agreement or any CreditEase Group Company in any other Transaction Document, or any claim by any third party alleging, constituting or involving any such breach or violation or default or failure to perform; (iii) any violation or non-compliance with applicable Laws by any CreditEase Group Company, the Target Business or the Contributed Assets on or prior to the Closing Date, whether in the course of business or in connection with the execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby; (iv) any defect in real property ownership or leasing right of the applicable lessor relating to, or any violation of Laws (including without limitation Laws requiring registration of lease) or breach of third-party rights regarding, any Transferred Lease; (v) any violation or non-compliance with applicable Laws, or liability of any kind, by or in relation to any Specified Divestment Entity; (vi) any failure to timely file applicable Tax Returns (or any failure for such Tax Returns to be true, correct and complete) or any failure to timely and fully pay applicable Taxes owed by the Contributed Business or by any CreditEase Group Company contributing any part of the Target Business to the Yirendai Group, for any tax period (or portion thereof) up to the Closing Date; and (vii) any litigation or arbitration proceedings arising out of or based on an event that occurred or an action that was taken on or prior to the Closing Date; provided, that for the avoidance of doubt, the indemnification obligation pursuant to any of Section 8.2(b)(iii) through (vii) above shall not be restricted by any disclosure made in the Disclosure Schedule.

(c)                                  For purposes of this Agreement, (i) “Indemnifying Party” means Yirendai (with respect to Section 8.2(a)) or CreditEase (with respect to Section 8.2(b)); and (ii) “Indemnified Party” means the CreditEase Indemnitee(s) (with respect to Section 8.2(a)) or the Yirendai Indemnitee(s) (with respect to Section 8.2(b)).

8.3                               Reliance. Yirendai and CreditEase acknowledge and agree that (i) Yirendai has entered into this Agreement and agreed to the allotment and issuance of the Subscription Shares to CreditEase hereunder, in reliance on the representations and warranties, and covenants and agreements, made by CreditEase in this Agreement and by the CreditEase Group Companies in the other Transaction Documents, and (ii) CreditEase has entered into this Agreement and agreed to subscribe for the Subscription Shares in reliance on the representations and warranties, and covenants and agreements, made by Yirendai in this Agreement and by the Yirendai Group Companies in the other Transaction Documents.

8.4                               Investigation. The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by a party hereto or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification hereunder based on any such representation, warranty, covenant or agreement.

8.5                               Third Party Claims.

(a)                                 If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against an Indemnifying Party under this Article 8, then the Indemnified Party shall promptly following receipt of notice of such claim transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, no failure or delay in providing such Claim Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days from receipt of such Claim Notice that the Indemnifying Party disputes such claim for indemnification under this Agreement, the Indemnifying Party shall be deemed to have accepted and agreed with such claim for indemnification under this Agreement.

(b)                                 Upon the receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by notifying the Indemnified Party in writing within 30 days of receipt of such Claim Notice that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the relevant proceeding; provided that any settlement the terms of which include an admission of fault by the Indemnified Party shall require the prior written consent of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, or (iii) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article 8.

(c)                                  If requested by the Indemnifying Party, the Indemnified Party shall cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the third party asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 8.5(b).

(d)                                 In the event that the Indemnifying Party fails to elect to assume the defense of a Third Party Claim within 30 days of receipt of the relevant Claim Notice or otherwise fails to continue the defense of the Indemnified Party in good faith, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party.

8.6                               Direct Claims. If any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no failure or delay in providing such Indemnity Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

8.7          Materiality. Notwithstanding any other provision in this Agreement, for the purposes of Section 8.2, in determining (a) the existence of any breach, violation or inaccuracy of any representation or warranty under this Agreement or under any other Transaction Document, and (b) the amount of any Losses suffered by any Indemnified Party as a result of, arising out or in connection with any such breach, violation, inaccuracy in each such case for which an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party pursuant to this Article 8, all qualifications and limitations in such representations and warranties included or incorporated into this Agreement and any of the other Transaction Documents, in each case, with respect to material adverse effect, CreditEase Material Adverse Effect, Yirendai Material Adverse Effect, materiality, material or similar terms shall be entirely disregarded and will not have any effect, except that this Section 8.7 shall not apply to the extent that (i) any such representation or warranty relates to whether a CreditEase Material Adverse Effect or a Yirendai Material Adverse Effect (as applicable) or other material adverse effect has occurred; or (ii) any such term is used to limit or restrict an exception or carve out to any such representation or warranty.

8.8          Limitation to Liability.

(a)           Absent fraud and willful breach, no Indemnifying Party shall be liable under Section 8.2 unless and until the aggregate amount of all claims of the Indemnified Party exceeds two percent (2%) of the total transaction value, in which case the Indemnifying Party shall be responsible for the full amount of such claim from dollar one.

(b)           Absent fraud and willful breach, the maximum aggregate liabilities of CreditEase towards all of the Yirendai Indemnitees in respect of all Losses arising from (A) Section 8.2(b)(i), to the extent related to any breach or violation of, or inaccuracy in any Fundamental Representation of CreditEase, shall not exceed one hundred percent (100%) of the total transaction value; (B) Section 8.2(b)(ii) (other than with respect to Section 6.8) shall not exceed one hundred percent (100%) of the total transaction value; (C) Section 8.2(b)(iii), (iv) and (vii) shall not exceed one hundred percent (100%) of the total transaction value; and (D) Section 8.2(b)(i), to the extent not covered by clause (A) of this paragraph, shall not exceed fifty percent (50%) of the total transaction value. For the avoidance of doubt and notwithstanding anything to the contrary, absent fraud and willful breach, the maximum aggregate liabilities of CreditEase towards all of the Yirendai Indemnitees in respect of all Losses (other than Losses arising from Sections 8.2(b)(v), 8.2(b)(vi) and 6.8) shall not exceed one hundred percent (100%) of the total transaction value.

(c)           Absent fraud and willful breach, the maximum aggregate liabilities of Yirendai towards all of the CreditEase Indemnitees in respect of all Losses arising from (A) Section 8.2(a)(i), to the extent related to any breach or violation of, or inaccuracy in any Fundamental Representation of Yirendai, shall not exceed one hundred percent (100%) of the total transaction value; (B) Section 8.2(a)(ii) shall not exceed one hundred percent (100%) of the total transaction value; and (C) Section 8.2(a)(i), to the extent not covered by clause (A) of this paragraph, shall not exceed fifty percent (50%) of the total transaction value. For the avoidance of doubt and notwithstanding anything to the contrary, absent fraud and willful breach, the maximum aggregate liabilities of Yirendai towards all of the CreditEase Indemnitees in respect of all Losses shall not exceed one hundred percent (100%) of the total transaction value.

(d)           No Indemnifying Party shall be required to compensate the Indemnified Party more than once (whether under this Agreement or any other Transaction Document) in respect of the same Loss.

(e)           Notwithstanding any provision to the contrary in this Agreement, from and after the Closing, except in the case of fraud or a willful breach, this Article 8 shall be the sole and exclusive remedy of the Indemnified Party for any claim with respect to any and all Losses arising out of or resulting from this Agreement; provided that nothing in this Article 8 shall affect any Party’s right to seek and obtain any equitable relief to which such Party may be entitled pursuant to Section 9.6.

9.                                      MISCELLANEOUS

9.1          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the Parties hereunder.

9.2          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties. This Agreement and the rights and obligations therein may not be assigned by any Party without the written consent of the other Party.

9.3          Entire Agreement. This Agreement and the other Transaction Documents, including the schedules and exhibits hereto and thereto, constitute the entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

9.4          Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given to the Party at the address set forth below (a) if in writing and served by personal delivery upon the Party for whom it is intended, on the date of such delivery, (b) if delivered by certified mail, registered mail or courier service, return-receipt received, on the date of such delivery, or (c) if delivered by email, upon confirmation of receipt by a non-automated response:

If to Yirendai, at:

Address:	10th Floor, Tower B, Gemdale Plaza
91 Jianguo Road, Chaoyang District
Beijing, People’s Republic of China 100022

Attention:	Mei Xu
Email:	***

If to CreditEase, at:

Address:	3/F, Winterless Center Building A
Chaoyang, Beijing, 100025
People’s Republic of China

Attention:	Ning Tang
Email:	***

9.5          Amendments. Any term of this Agreement may be amended only by a written instrument executed by both Yirendai (after obtaining the prior written consent of the audit committee of the Board) and CreditEase.

9.6          Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement or any other Transaction Documents were not performed in accordance with the terms hereof or thereof, and that the Parties shall be entitled to seek specific performance of the terms hereof or thereof, in addition to any other remedy at law or equity.

9.7          Fees and Expenses. Except as otherwise provided in this Agreement or any other Transaction Documents, each Party shall bear its respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

9.8          Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any Party under this Agreement, shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring. Any waiver by any Party of any condition or breach of default under this Agreement must be in writing signed by such Party (which in the case of Yirendai, shall obtain the prior written consent of the audit committee of the Board) and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Laws or otherwise afforded to any Party shall be cumulative and not alternative.

9.9          Interpretation. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to sections and schedules herein are to sections and schedules of this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iii) the masculine, feminine, and neuter genders will each be deemed to include the others; and (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.11        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

9.12        Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the Arbitration Notice is submitted. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”). Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration fails to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 9.12, including the provisions concerning the appointment of the arbitrators, this Section 9.12 shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date and year first above written.

YIRENDAI LTD.

By:	/s/ Yihan Fang
Name: Yihan Fang
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date and year first above written.

CREDITEASE HOLDINGS (CAYMAN) LIMITED

By:	/s/ Ning Tang
Name: Ning Tang
Title: Chief Executive Officer